UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2006

GRAN TIERRA ENERGY INC.
(f/k/a GOLDSTRIKE INC.)

(Exact name of registrant as specified in its charter)

Nevada	333-111656	98-0479924
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

300, 611 - 10th Avenue S.W.
Calgary, Alberta, Canada	T2R 0B2
(Address of principal executive offices)	(Zip Code)

(403) 265-3221
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On February 22, Gran Tierra Energy Inc. (the “Company”) filed a Current Report on Form 8-K to disclose that the Company had made an offer to acquire certain interests of Compania General de Combustibles S.A. (CGC). The Company offered to purchase CGC’s participation interests in a total of eight properties in Argentina.

Any purchase of an interest in the CGC properties will be separate from the purchase of any other CGC property included in the offer, with the exception of four minor properties, which must be purchased together. The total consideration for the acquisition of all eight of the properties would have been $37.8 million pursuant to the offer we made to CGC.

According to the terms of the initial offer, the offer would have expired on April 30, 2006. However, the offer was extended and eventually expired on July 31, 2006. The Company intends to renew the offer for the properties in the future.

Completion of the acquisitions was subject to various authorizations within Argentina, including court approval for the sale of the eight interests in the properties. Pursuant to the terms of the offer, court approval was required to be obtained by July 31, 2006, which consent has not been obtained at this time.

The CGC properties consist of four minor properties which are not subject to the rights of first refusal of the joint venture partners in those properties and four properties which are subject to rights of first refusal. The total cash consideration for the four minor, non-producing properties is $2.1 million. These four interests include a 93.18% participation in the Valle Morado Block, a 100% interest in the Santa Victoria Block and the remaining 50% interest in the Nacatimbay and Ipaguaza Blocks (in which the Company currently holds 50% interests). If the offer is extended and if court approval occurs prior to the expiration of the offer, the Company would acquire these properties as they are not subject to partner rights of first refusal. However, the Company cannot assure you that these events will occur.

The four properties subject to rights of first refusal include a 75% participation in each of the El Chivil Block and the Surubi Block, a 17.85% interest in the Palmar Largo joint venture (in which the Company currently holds a 14% interest) and a 5% participation in the Aguarague joint venture. In connection with these properties, the Company may also be required to receive third-party consents in connection with the assignment of contracts. The offer to purchase all of the CGC interests has expired and the Company has not received the required court approvals by the deadline for such approvals. In addition, the acquisition of the interests in these properties would also be subject to the right of first refusal.

The Company previously disclosed that it expected the purchase to close on or about April 30, 2006. As a result of the delay in obtaining court approvals, the need to extend the offer, the potential exercise of the rights of first refusal and the need to obtain third-party consents, the Company cannot assure you that it will be able to acquire any of the CGC properties. In, addition, management of the Company does not expect that the Company will be able to acquire all of the CGC properties. If the Company is able to acquire any of the CGC properties, management cannot estimate when such acquisition would occur.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gran Tierra Energy Inc.

By: /s/ James Hart
Name: James Hart
Title: Chief Financial Officer

Date: August 8, 2006